Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of December, 2005 (the “Effective Date”), by and between MODIGENE INC., a Delaware corporation (“Employer”), and Shai Novik (“Executive”).

RECITALS

A.	Executive currently serves in the position of President of Employer.

B.	Employer desires to have Executive continue in the position of President and Executive desires to continue to serve in such position.

C.
Employer and Executive have made commitments to each other on a variety of important issues concerning Executive’s employment, including the performance that will be expected of Executive, the compensation that Executive will be paid, how long and under what circumstances Executive will remain employed and the financial details relating to any decision that either Executive or Employer might ever make to terminate this Agreement.

D.	Employer and Executive believe that the commitments they have made to each other should be memorialized in writing, and that is the purpose of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

AGREEMENTS

Section 1. Term and Automatic Extension. Executive’s employment hereunder shall be for a term of two years (the “Term”) commencing on the Effective Date. The Term shall automatically extend for additional one-year periods (the “Automatic Extension”), unless either party provides written notice to the other not less than 60 days prior to the applicable one-year anniversary of the Effective Date of its desire not to extend the Term. If such a written notice is effectively given and the Automatic Extension is not effected, then Executive’s employment hereunder shall terminate as of the last day of the then current Term. For the avoidance of doubt, the initial Term commences on December 14, 2005, therefore the expiration date shall be December 14, 2007 unless the Automatic Extension is triggered as a result of no notice being given on or before October 15, 2006 (60 days prior to the one-year anniversary of the commencement date) and thereby the Term will be automatically extended to December 14, 2008. Similarly, if no notice is given on or before October 15, 2007 (60 days prior to the next one-year anniversary of the commencement date), the Term will automatically be extended to December 14, 2009.

Section 2. Position and Duties. Employer hereby employs Executive as the President. Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, without the prior written consent of the Board; provided, that nothing herein shall preclude Executive from engaging in other business professions or occupations for compensation or otherwise or from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided further, that, in each case, and in the aggregate, such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 6. Executive’s duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with business organizations similar in nature and size to Employer, as such duties and authority are reasonably defined, modified and delegated from time to time by the Board. Executive shall have the powers necessary to perform the duties assigned to him.

Section 3. Compensation. As compensation for the services to be provided by Executive hereunder, Executive shall receive the following compensation, expense reimbursement and other benefits (as shall be set forth also in the Notice to Employee attached hereto as Exhibit A, as may be amended from time to time):

(a) Base Salary. Executive shall receive an aggregate annual minimum base salary at the rate of One Hundred and Ninety-Five Thousand Dollars ($195,000) payable in equal monthly installments of $16,250 or otherwise in accordance with the regular payroll schedule of Employer (“Base Salary”). At the mutual agreement of Employer and Employee, payments of Base Salary shall be made in NIS, calculated in accordance with the applicable exchange rate published by Bank Israel at the day of payment. The Base Salary shall be subject to review annually commencing on July 1, 2006, and shall be maintained or increased during the term hereof as the Board may determine from time to time.

(b) Performance Bonus. Executive shall be eligible to receive an annual cash bonus up 50% of Base Salary, as determined by the Board, payable within 30 days after the end of the fiscal year of Employer, which shall be based upon performance criteria established by the Board (“Performance Bonus”).

(c) Signing Bonus. Executive shall receive a signing bonus of One Hundred Thousand Dollars ($100,000) (the “Signing Bonus”), payable as follows: (i) $50,000 within three business days of the Effective Date, and (ii) $50,000 upon the earliest to occur of (1) the receipt of $100,000 by Employer or any of its subsidiaries from any business or research and development collaboration, including, without limitation, any down payment, milestone payment or royalty payment, (2) the closing of the next equity or debt funding round of Employer, (3) 12 months after the Effective Date, or (4) the termination of this Agreement for any reason. At the mutual agreement of Employer and Employee, payments of the Signing Bonus shall be made in NIS, calculated in accordance with the applicable exchange rate published by Bank Israel at the day of payment.

(d) Grant of Options. Executive is hereby granted two (2) option grants. The 1st option grant includes 100,000 options to purchase common shares of Employer, with a strike price of $1.5, vested equally over a twelve months period starting on the Effective Date. The 2nd option grant includes 85,000 options to purchase common shares of Employer, with a strike price of $1.5, vested annually over a three-year period starting on the Effective Date. The exercise of the 1st and 2nd option grants can be done via cash or cashless method. The 1st and 2nd option grants are granted to Employee under the Employer’s ESOP. The 1st option grant shall be effective through the expiration date of the options, and shall survive any voluntary termination by Employee or termination by Employer. All the other terms of the 1st and 2nd option grants shall be detailed in a separate Option Grant Agreement delivered to the Employee no later than 90 days from the Effective Date.

(e) Discretion of the Board. Additional incentive compensation shall be at the discretion of the Board.

(f) Vacations and Sick Leave. During the Term, Executive shall be entitled to an aggregate of 30 days of paid vacation and sick leave per calendar year (which include paid sick leave (“Dmei Machala”) as prescribed under Israeli law).  Such paid vacation /sick leave shall accrue quarterly. Executive may accumulate or carry over up to 21 days of unused, accrued vacation/sick leave to the next calendar year. For any partial year of employment, the number of vacation /sick leave days shall be prorated.

(g) Employer Plans. Executive shall have the right to participate in such employee benefit and welfare plans and programs as Employer may from time to time offer or provide generally to its executive officers, including participation in any life insurance, disability coverage, health and accident, medical plans and programs and profit sharing and retirement plans, all in accordance with the terms and conditions of such plans and programs.

(h) Other Benefits. Executive shall be entitled to all benefits specifically established for him by the Board and, when and to the extent he is eligible therefor, to receive commensurate benefits as from time to time generally accorded to senior executives of Employer.

(i) Reimbursement of Expenses. Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by Executive in the performance of his duties hereunder.

(j) Withholding. Employer shall be entitled to withhold from amounts payable to Executive hereunder, any applicable withholding or other taxes or charges which it is from time to time required to withhold under applicable law. Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

Section 4. Confidentiality and Loyalty.

(a) Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with Employer) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside Employer (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information - including, without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals - concerning the past, current or future business, activities and operations of Employer, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to Employer on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of any other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided, that Executive shall give prompt written notice to Employer of such requirement, disclose no more information than is so required, and cooperate with any attempts by Employer to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, that Executive may disclose to any prospective future employer the provisions of Section 4 and Section 6 of this Agreement provided they agree to maintain the confidentiality of such terms. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

(iv) Upon termination of Executive’s employment with Employer for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by Employer, its subsidiaries or affiliates; (y) immediately destroy, delete or return to Employer, at Employer’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Employer property) that contain Confidential Information or otherwise relate to the business of Employer, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with Employer regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(b) Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to or improves any works that relate to Employer’s business of developing therapeutic proteins, either alone or with third parties, at any time during Executive’s employment by Employer and within the scope of such employment and/or with the use of any of Employer resources (“Employer Works”), Executive shall promptly and fully disclose same to Employer and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) of the Employer Works to Employer to the extent ownership of any such rights does not vest originally in Employer.

(ii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by Employer) of all Employer Works. The records will be available to and remain the sole property and intellectual property of Employer at all times.

(iii) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at Employer’s expense (but without further remuneration) to assist Employer in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Employer’s rights in the Employer Works. If Employer is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iv) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with Employer any confidential, proprietary or non-public information or intellectual property relating to a former employer or third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend Employer and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of Employer, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that Employer may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(v) The provisions of this Section 4 shall survive the termination of Executive’s employment for any reason.

Section 5. Termination.

(a) Voluntary Termination by Executive or Expiration of Term. If Executive voluntarily terminates his employment under this Agreement, other than pursuant to Section 5(f) (Change of Control), or upon the natural expiration of the Term (after any Automatic Extensions), then Employer shall only be required to pay Executive such Base Salary, accrued vacation and unpaid expenses as shall have accrued through the effective date of such termination and the Signing Bonus (to the extent not previously paid), and Employer shall not be obligated to pay any Performance Bonus for the then current fiscal year of Employer, or have any further obligations to Executive. Executive shall provide Employer a 30-day notice prior to such voluntary termination. If the Term expires, then Employer shall only be required to pay Executive such Base Salary, accrued vacation/sick leave and unpaid expenses as shall have accrued through the effective date of such termination, plus Employer shall be obligated to pay any Performance Bonus (as determined be Section 3 above) for the then current fiscal year of Employer. Notwithstanding the foregoing, if Executive voluntarily terminates his employment due to Employer’s material breach of its obligation to pay Executive pursuant to this Agreement and Executive has given Employer notice and a 30-day period to cure such breach, then Employer shall continue to pay Executive his Base Salary for the 12-month period following the effective date of termination (payable in monthly installments), plus Employer shall pay to Executive, within ten (10) days after the effective date of termination, an amount equal to the value of accrued vacation/sick leave, unpaid expenses and any other benefits accrued at the effective date of termination (including a pro rata portion of the current fiscal year’s Performance Bonus, if any). In such case, Employer shall not be obligated to pay any remaining Performance Bonus for the then current fiscal year of Employer, or have any further obligations to Executive.

(b) Premature Termination by Employer. In the event of the termination of this Agreement by Employer prior to the last day of the Term (as the same may be extended pursuant to Section 1) for any reason other than a termination in accordance with the provisions of Section 5(c) (Termination for Cause), then Employer shall continue to pay Executive his Base Salary for the nine-month period following the effective date of termination (payable in monthly installments), plus Employer shall pay to Executive, within ten (10) days after the effective date of termination, an amount equal to the value of accrued vacation/sick leave, unpaid expenses and any other benefits accrued at the effective date of termination (including a pro rata portion of the current fiscal year’s Performance Bonus, if any, through the effective date of termination). In such case, Employer shall not be obligated to pay any remaining Performance Bonus for the then current fiscal year of Employer, or have any further obligations to Executive; provided, however, that the Base Salary amount that Employer is obligated to pay hereunder shall be reduced by any salary or consulting fees that Executive receives from another employer during such nine-month period. Employer shall provide Executive with 90 days prior written notice of such premature termination.

(c) Termination for Cause. This Agreement may be terminated for cause as hereinafter defined. “Cause” shall mean: (i) Executive’s death; (ii) Executive’s “Permanent Disability”, which shall mean Executive’s inability, as a result of physical or mental incapacity, substantially to perform his duties hereunder for a period of three consecutive months; (iii) a material violation by Executive of any applicable material law or regulation respecting the business of Employer; (iv) Executive being found guilty of a felony or an act of dishonesty in connection with the performance of his duties as an officer of Employer, or which disqualifies Executive from serving as an officer or director of Employer; (v) the willful or negligent failure of Executive to perform his duties hereunder in any material respect after receipt of written notice from the Board and a reasonable opportunity to cure; (vi) the willful or negligent failure of Executive to obey the reasonable lawful directives of the Board after receipt of written notice from the Board and a reasonable opportunity to cure; and (vii) to the extent permitted by applicable law, the development by Executive of any drug, alcohol or other substance abuse problems, or the commission of a crime involving moral turpitude. Upon a termination of Executive’s employment with Employer for Cause, Executive shall be entitled to receive from Employer only such payments as are due and owing to Executive as of the effective date of such termination. Employer shall provide Executive with five days prior written notice of termination with Cause. For the avoidance of doubt, no Performance Bonus shall be payable for the fiscal year in which Employee is terminated for Cause.

(d) Payments Upon Death. At the death of Executive, payment of all accrued but unpaid Base Salary and the value of any accrued but unused vacation/sick leave, as of the date of such death, shall be made to such beneficiary as Executive may designate in writing, or failing such designation, to the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of Executive. Such payments shall be in full settlement and satisfaction of all claims and demands on behalf of Executive under this Agreement.

(e) Payments Upon Permanent Disability. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the Term and prior to the establishment of Executive’s Permanent Disability during which Executive is unable to work due to a physical or mental infirmity. Notwithstanding anything contained in this Agreement to the contrary, until the date specified in a notice of termination relating to Executive’s Permanent Disability, Executive shall be entitled to return to his position with Employer as set forth in this Agreement in which event no Permanent Disability of Executive will be deemed to have occurred. Upon the establishment of Executive’s Permanent Disability, payment of all accrued but unpaid Base Salary, and the value of any accrued but unused vacation /sick leave shall be made to Executive or his representative. Such payments shall be in full settlement and satisfaction of all claims and demands on behalf of Executive under this Agreement.

(f) Other Termination Payments

(i) In the event of a termination of Executive’s employment under either (A) or (B) below, Executive shall be entitled to receive, in lieu of any other payments provided for in this Agreement, a lump sum payment equal to the sum of (x) the lesser of (i) Executive’s Base Salary for nine months and (ii) Executive’s Base Salary for the remainder of the Term (as the same may have been extended pursuant to Section 1), (y) the value of accrued vacation/sick leave, unpaid expenses and any other benefits accrued at the effective date of termination (including a pro rata portion of the current fiscal year’s Performance Bonus, if any), and (z) the Signing Bonus (to the extent not previously paid). In addition, all non-vested stock options held by Executive shall immediately vest and shall be exercisable:

A. Executive terminates his employment under this Agreement for Good Reason (as defined below) by a written notice to that effect delivered to the Board within 12 months after the occurrence of the Good Reason event.

B. Executive’s employment is terminated by Employer or its successor within 12 months of a Change of Control.

(ii) For purposes of this Section, the term “Change of Control” shall mean the following:

A. The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Employer;

B. The individuals who, as of the date hereof, are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

C. The consummation of: (1) a merger or consolidation to which Employer is a party if the stockholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of Employer’s voting securities outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of Employer.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of Employer’s then outstanding securities is acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any corporation which, immediately after such acquisition, is owned directly or indirectly by the stockholders in substantially the same proportion as their ownership of stock immediately prior to such acquisition.

(iii) If (A) Executive provides written notice to Employer of the occurrence of Good Reason (as defined below) within a reasonable time after Executive has knowledge of the circumstances constituting Good Reason, which notice specifically identifies the circumstances which Executive believes constitute Good Reason; (B) Employer fails to notify Executive of Employer's intended method of correction within 30 days after receipt of the notice, or fails to commence appropriate action to correct the circumstances within 30 days after receipt of such notice; and (C) Executive resigns within ten business days after receiving Employer's response, if such response does not indicate an intention to correct such circumstances, or within ten business days following the end of Employer's 30-day cure period if Employer had failed to commence appropriate action to correct the circumstances; then Executive shall be considered to have terminated for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without Executive's express written consent (and except in consequence of a prior termination of Executive's employment), the occurrence of any of the following circumstances, including, but not limited to, after the occurrence of a Change of Control:

A. the assignment to Executive, without Executive’s written consent, of any duties materially inconsistent with his positions, duties, responsibilities and status with Employer, or a change in Executive’s reporting responsibilities, titles or offices or any plan, act, scheme or design to constructively terminate Executive, except in connection with the termination by Employer for Cause or Permanent Disability or as a result of Executive’s death or voluntary resignation;; provided, however, the change which is the result of Employer becoming an entity which is a subsidiary to one or more entities, public or private, will not, by itself, constitute Good Reason;

B. a reduction in Executive’s Base Salary or bonus opportunity; or

C. a change, without Executive’s written agreement, in the location of Executive’s principal place of employment with Employer by more than 50 miles from the location where Executive was principally employed as of the signing of this Agreement and which is not closer to Executive’s principal residence at that time.

(iv) It is the intention of Employer and Executive that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an “Excess Parachute Payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors. It is agreed that the present value of and payments to or for the benefit of Executive in the nature of compensation, receipt of which is contingent on the Change of Control of Employer, and to which Section 280G of the Code applies (in the aggregate “Total Payments”) shall not exceed an amount equal to one dollar ($1.00) less than the maximum amount which Employer may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within 90 days following the earlier of (A) the giving of the notice of termination or (B) the giving of notice by Employer to Executive of its belief that there is a payment or benefit due Executive which will result in an excess parachute payment as defined in Section 280G of the Code, Executive and Employer, at Employer’s expense, shall obtain the opinion of such legal counsel and certified public accountants as Executive may choose (notwithstanding the fact that such persons have acted or may also be acting as the legal counsel or certified public accountants for Employer), which opinions need not be unqualified, which sets forth (I) the amount of the “Base Period Income” of Executive, (II) the present value of Total Payments and (III) the amount and present value of any excess parachute payments. In the event that such opinions determine that there would be an excess parachute payment, the payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be modified, reduced or eliminated as specified by Executive in writing delivered to Employer within 60 days of Executive’s receipt of such opinions or, if Executive fails to so notify Employer, then as Employer shall reasonably determine, so that under the method of calculation set forth in such opinions there will be no excess parachute payment. The provisions of this subparagraph, including the calculations, notices and opinions provided for herein shall be based upon the conclusive presumption that (y) the compensation and benefits provided for in Section 3 hereof and (z) any other compensation earned by Executive pursuant to Employer’s compensation programs which would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change of Control; provided, however, that in the event such legal counsel so requests in connection with the opinion required by this subparagraph, Executive and Employer shall obtain, at Employer’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this subparagraph shall be of no further force or effect.

Section 6. Restrictive Covenant.

(a) Restrictive Covenant. Executive acknowledges and recognizes the highly competitive nature of the businesses of Employer and its affiliates and accordingly agrees as follows:

(i) During the term of Executive’s employment and, for a period of one year following the date Executive ceases to be employed by Employer for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with Employer; the business of any client or prospective client:

A. with whom Executive had personal contact or dealings on behalf of Employer during the one year period preceding Executive’s termination of employment;

B. with whom employees reporting to Executive had had personal contact or dealings on behalf of Employer during the one year immediately preceding Executive’s termination of employment; or

C. for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(ii) During the Restricted Period, Executive will not directly or indirectly:

A. engage in any business that competes with the business of Employer or its affiliates (including, without limitation, businesses which Employer or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning) in any county of any state of the United States or a comparable jurisdiction of Israel where Employer or its affiliates researches, develops, manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (“Competitive Business”);

B. enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

C. acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

D. interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between Employer or any of its affiliates and customers, clients, suppliers or investors of Employer or its affiliates.

(iii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of Employer or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such Person and (B) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(iv) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

A. solicit or encourage any employee of Employer or its affiliates to leave the employment of Employer or its affiliates; or

B.  hire any such employee who was employed by Employer or its affiliates as of the date of Executive’s termination of employment with Employer, or who left the employment of Employer or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with Employer, unless such employee has not been employed by Employer for a period of six months.

(b) Remedies for Breach of Restrictive Covenant. Executive acknowledges that the restrictions contained in Section 4 (Confidentiality and Loyalty) and Section 6 (Restrictive Covenant) of this Agreement are reasonable and necessary for the protection of the legitimate business interests of Employer, that any violation of these restrictions would cause substantial injury to Employer and such interests, that Employer would not have entered into this Agreement with Executive without receiving the additional consideration offered by Executive in binding himself to these restrictions and that such restrictions were a material inducement to Employer to enter into this Agreement.

(c) Enforceability. It is expressly understood and agreed that although Executive and Employer consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it unenforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Section 7. General Provisions.

(a) Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of Executive, Employer and his and its respective personal representatives, successors and assigns, and any successor or assign of Employer shall be deemed the “Employer” hereunder. Employer shall require any successor to all or substantially all of the business and/or assets of Employer, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place. At any time during the Term, Executive shall be entitled to assign all or a part of his rights and obligations hereunder to a Controlled Entity (as defined below) provided that (i) the Controlled Entity executes this Agreement upon such assignment and agrees to be bound by the provisions hereof, (ii) the Controlled Entity shall at all times after such assignment employ or otherwise retain the services of Executive, (iii) in addition to the Controlled Entity, Executive will remain personally bound by and subject to the restrictions and other provisions of Sections 4 and 6, (iv) the management services and other duties under Section 2 shall be rendered by the Controlled Entity only through Executive, and (v) the total cost to Employer shall be the same as if such services are rendered by Executive as an employee in of Employer (for example, if Employer would have incurred health insurance costs pursuant to Section 3(f) of $500 per month if Executive was an employee of Employer, then upon such assignment to a Controlled Entity, Employer shall pay the Controlled Entity such $500 per month). For purposes of this Section 7(a), a “Controlled Entity” is an entity wholly-owned by Executive and/or members of the Executive’s immediate family. Upon such an assignment to a Controlled Entity, the term Base Salary shall include any other payments made to the Controlled Entity by Employer on a monthly basis, and any severance payment due under this Agreement shall be calculated to reflect such revised Base Salary.

(b) Entire Agreement; Modifications. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by Executive and Employer.

(c) Enforcement and Governing Law. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Israel without reference to the law regarding conflicts of law.

(d) Arbitration.

(i) Subject to Employer’s rights to seek specific performance pursuant to Section 6(b), any other dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, selected by the parties in accordance with Section 7(d)(ii) below, sitting in a location selected by Executive within 30 miles from the location of Employer’s main office, in accordance with the rules of the American Arbitration Association (“AAA”) then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid through the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(ii) Within ten days of the initiation of arbitration by either party, pursuant to this Section 7(d), Executive and Employer shall each appoint one arbitrator. If either party fails so to appoint an arbitrator within the time specified by this Section 7(d)(ii), the AAA shall make the appointment for such party. Within ten (10) days of the date on which both of the first two arbitrators have been appointed, the first two arbitrators shall appoint the third arbitrator. If within such ten (10) days the first two arbitrators shall not have agreed on the appointment of the third arbitrator, then the third arbitrator shall be appointed by the AAA. By whomever appointed, the third arbitrator shall serve as chair of the tribunal.

(e) Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(f) Notices. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to Employer, addressed to the principal headquarters of Employer, attention: Chief Executive Officer, with a copy to Barack Ferrazzano Kirschbaum Perlman & Nagelberg, 333 W. Wacker Drive, Suite 2700, Chicago, Illinois 60606, attention: Gretchen Anne Trofa, Esq., or, if to Executive, to his home address set forth below Executive’s signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

(g) Good Faith. The parties will deal with each other in good faith with respect to this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYER:	EXECUTIVE:

MODIGENE INC.
/s/ Shai Novik
Shai Novik
By: /s/ Avri Havron
Title: CEO	Notice Address:

EXHIBIT A

NOTIFICATION TO EMPLOYEE OF EMPLOYMENT CONDITIONS

Date: December 14, 2005

1.	Name of Employer: Modigene Inc.
Legal Entity: Company
Identification Number: ____________
Address: 8000 Towers Crescent Drive, Suite 1300, Vienna, VA 22182

Name of Employee: Shai Novik
Identification Number: 22280069
Address: 30 Anni-Maamin Street, Ramat-Hasharon, Israel

2.	Date of Commencement of Employment: December 14, 2005
Term of Employment: 2 years, automatic renewal mechanism

3.	Main Responsibilities of the Employee: President

4.	Name of employee’s direct supervisor or direct supervisor’s title: Board

5.	The basis upon which employee’s salary is made: monthly.

6.
The aggregate fixed payments (gross) to be made to Employee in accordance with the base salary is US$16,250, to be paid either in US dollars, or at the equivalent in NIS to be calculated in accordance with the applicable exchange rate published by Bank Israel at the day of payment (the “Salary”). All payments to be made to Employee as compensation are as follows:

Fixed Payments
Payment Type	Timing of payment
Salary (gross) US$16,250 (inclusive of all such payments that the Company is required to pay under any applicable law except for those payments indicated herein)	In accordance with the Company’s normal payroll procedures.

Recreation Pay (Dmei Havraa)	Once a year in accordance with applicable law, if required

Signing Bonus of $50,000 at signing, and $50,000 within 12 months	Within 12 months

Variable Payments

Annual bonus of 50% of annual Base Salary	Annual

7.	Your working week shall consist of 43 hours. As your position in the Company requires a special degree of personal trust, you may be required to work overtime and on days of rest.

8.	The rest day is Friday and Saturday.

9.
You declare and agree that the Company’s rules and regulations, as shall be adjusted from time to time by the Company in its sole discretion, shall apply to your employment with the Company and shall be part of the terms and conditions of your employment with the Company.

10.	The employer is not, nor is an association that the employer belongs to, a party to a collective agreement that address the employment terms of the employee.

This notification is not an employment agreement, but rather an employer notification regarding the main terms and conditions of employee’s employment with the Company; this notification is without prejudice to employee’s rights pursuant to applicable law, any extension order, any collective agreement and his/her employment agreement.

SIGNATURE OF EMPLOYER:	DATE:

/s/ Avri Havron

SIGNATURE OF EMPLOYEE:	DATE:

/s/ Shai Novik